Exhibit 99.1

Contact:	Mark D. Hauptman
Vice President and CFO
UICI
News Release	9151 Grapevine Highway
North Richland Hills, Texas 76180
Phone: (817) 255-5200

(For Immediate Release)

UICI ANNOUNCES SECOND QUARTER AND FIRST SIX MONTHS 2004 RESULTS OF OPERATIONS

     NORTH RICHLAND HILLS, TX, July 28, 2004—UICI (the “Company” NYSE: UCI) today reported results of operations for the second quarter and first six months of 2004.

     UICI reported second quarter 2004 revenues and income from continuing operations of $512.0 million and $35.9 million ($0.76 per diluted share), respectively, compared to second quarter 2003 revenues and income from continuing operations of $430.7 million and $13.3 million ($0.28 per diluted share), respectively. For the six months ended June 30, 2004, the Company generated revenues and income from continuing operations of $1.0 billion and $68.6 million ($1.44 per diluted share), respectively, compared to revenues and income from continuing operations of $841.9 million and $33.5 million ($0.70 per diluted share), respectively, in the six months ended June 30, 2003.

     Overall, for the three and six months ended June 30, 2004, the Company reported net income in the amount of $42.4 million ($0.89 per diluted share) and $80.8 million ($1.69 per diluted share), respectively, compared to net income of $6.8 million ($0.14 per diluted share) and $27.9 million ($0.58 per diluted share) in the corresponding 2003 periods.

     The Company’s second quarter 2004 results were highlighted by the continued strong performance of its Self-Employed Agency (“SEA”) Division, which continues to enjoy growth in both revenue and operating income. Earned premium revenue at the SEA Division increased to $333.9 million in the second quarter of 2004 from $293.8 million in the second quarter of 2003, and operating income at the SEA Division increased to $70.0 million in the second quarter of 2004 from $24.5 million in the second quarter of 2003. Results at the Company’s SEA Division continue to reflect favorable loss ratio trends and increased renewal premium revenue, with which is associated a lower commission rate compared to the commission rate on first year premium revenue.

     The Company’s Group Insurance Division reported an operating loss of $(18.6) million and $(18.5) million in the three and six months ended June 30, 2004, respectively, compared to operating income of $3.0 million and $8.1 million, respectively, in the corresponding periods of the prior year. As more particularly described below, the operating losses in the 2004 periods at the Group Insurance segment were attributable to results at the Company’s Student Insurance Division, which offers tailored health insurance programs that generally provide single school year coverage to individual students at colleges and universities.

In the three months ended June 30, 2004, the Company recorded income from discontinued operations in the amount of $6.5 million, net of tax ($0.13 per diluted share). Substantially all of the income from discontinued operations in the 2004 quarter was attributable to a favorable resolution of a dispute related to the Company’s former Special Risk Division.

Comparative Summary Results of Operations and Balance Sheet Information

     Set forth in the tables below are comparative summary results of operations for the three and six-month periods ended June 30, 2004 and 2003, and selected balance sheet data as of June 30, 2004 and December 31, 2003.

	Three Months ended		Six Months ended
Income Statement Data:	June 30,		June 30,
	2004	2003	2004	2003
	(In thousands, except per share amounts)
Revenues	$511,980	$430,748	$1,006,676	$841,931
Operating income from continuing operations before income taxes	$55,115	$20,386	$105,128	$51,383
Income from continuing operations	$35,947	$13,293	$68,645	$33,503
Income (loss) from discontinued operations	6,457	(6,508)	12,150	(5,615)

Net income	$42,404	$6,785	$80,795	$27,888

Per Diluted Share:
Income from continuing operations	$0.76	$0.28	$1.44	$0.70
Income (loss) from discontinued operations	0.13	(0.14)	0.25	(0.12)

Net income	$0.89	$0.14	$1.69	$0.58

Average shares outstanding (in thousands)	47,272	47,840	47,774	47,827

Balance Sheet Data:	June 30, 2004	December 31, 2003
	(In thousands, except per share amounts)
Stockholders’ equity	$637,382	$587,568
Book value per share	$13.83	$12.68

Business Segment Results

     The table below sets forth, by business segment, income (loss) before taxes (which is hereinafter referred to as “operating income (loss)”) for the three and six months ended June 30, 2004 and 2003.

	Three Months ended		Six Months ended
	June 30,		June 30,
	2004	2003	2004	2003
		(In thousands)
Operating income (loss):
Insurance:
Self-Employed Agency Division	$69,965	$24,508	$114,582	$48,302
Group Insurance Division	(18,642)	3,023	(18,484)	8,106
Life Insurance Division	1,249	(4,727)	2,385	(2,900)
Other Insurance	305	—	84	—

Total Insurance	52,877	22,804	98,567	53,508
Other Key Factors:
Investment income on equity, realized gains and losses, general corporate expenses and other (including interest expense on non-student loan indebtedness)	6,013	(733)	9,333	(2,577)
Variable stock-based compensation benefit (expense)	(3,775)	(1,685)	(2,772)	452

Total Other Key Factors	2,238	(2,418)	6,561	(2,125)

Operating income	$55,115	$20,386	$105,128	$51,383

     UICI’s results of operations for the three and six months ended June 30, 2004 were impacted by the following factors:

Self-Employed Agency Division

     The SEA Division reported operating income of $70.0 million and $114.6 million in the three and six-month periods ended June 30, 2004, compared to operating income of $24.5 million and $48.3 million in the corresponding 2003 periods. Operating income at the SEA Division in the six month period ended June 30, 2004, was positively impacted by an increase in earned premium revenue, reduced commission and marketing expenses as a percentage of earned premium, and a decrease in loss ratio resulting from favorable claims experience. Earned premium revenue at the SEA Division increased to $333.9 million in the second quarter of 2004 from $293.8 million in the second quarter of 2003 and to $662.2 million in the first six months of 2004 from $570.7 million in the first six months of 2003. Submitted annualized premium volume (i.e., the aggregate annualized premium amount associated with health insurance applications submitted by the Company’s agents for underwriting by the Company) remained relatively level in the six months ended June 30, 2004 compared to corresponding period in 2003 ($460.7 million in the 2004 six-month period and $462.8 million in the 2003 six-month period).

     Operating income at the SEA Division as a percentage of earned premium revenue (i.e., operating margin) in the three and six-month periods ended June 30, 2004 was 21.0% and 17.3%, respectively, compared to 8.3% and 8.5%, respectively, in the corresponding periods of the prior year. The significant increase in operating margin in the second quarter of 2004 was attributable primarily to a decrease in the loss ratio (from 61.3% in the second quarter of 2003 to 51.0% in the second quarter of 2004) and a decrease in the effective commission rate (due to a decrease in the amount of first year premium relative to renewal premium, which carries a lower commission rate compared to commissions on first year premium). The decrease in loss ratio was due to development of claims in amounts less than originally anticipated for prior periods and lower levels of incurred claims in the current periods as compared to corresponding periods of the prior year. The Company currently anticipates that loss ratios at the SEA Division will begin over time to trend upward to historical levels.

     As the Company has previously announced, in May 2004 the Company and its principal insurance subsidiaries executed a definitive agreement contemplating the full and final settlement on a nationwide class action basis of certain pending litigation challenging the nature of the relationship between the Company’s insurance companies and the associations that have made available to their members the insurance companies’ health insurance products. The Company believes that the terms of the settlement as contemplated by the agreement will not have a material adverse effect upon the financial condition or results of operations of the Company. On July 6, 2004, the Court issued an order granting conditional certification of the nationwide settlement class, confirming appointment of class counsel, granting preliminary approval of the proposed settlement and scheduling a final approval hearing for October 5, 2004. The settlement of the to-be-certified class action litigation remains subject to the mailing of notice of the settlement to members of the plaintiff class and final approval of, and granting of a final judgment by, the United States District Court for the Northern District of Texas. There can be no assurance that these conditions to effectiveness of the settlement will in fact be satisfied. Results of operations for the year ended December 31, 2003 reflected a $25.0 million charge associated with the reassessment of loss accruals established for this and all other pending association group-related litigation.

Group Insurance Division

     The Company’s Group Insurance Division (consisting of the Company’s Student Insurance and Star HRG business units) reported operating losses of $(18.6) million and $(18.5) million in the three and six months ended June 30, 2004, compared to operating income of $3.0 million and $8.1 million in the corresponding periods of 2003.

     The operating losses in the 2004 periods at the Group Insurance segment were attributable to results at the Company’s Student Insurance Division, which offers tailored health insurance programs that generally provide single school year coverage to individual students at colleges and universities. Results in the second quarter 2004 at the Student Insurance Division reflected, among other things, the following factors:

•	higher than expected claims experience in its college business written for the 2003-2004 school year in the amount of $(9.3) million (which in turn also resulted in a write off of deferred acquisition costs related to the 2003-2004 block of business in the amount of $(2.1) million, which otherwise would have been amortized completely in the third quarter of 2004);

•	an impairment charge in the amount of $(6.3) million principally associated with the abandonment of computer hardware and software assets associated with a claims processing system (which was initially acquired in March 2002 with a targeted conversion date of September 2003); and

•	higher than expected administrative costs attributable to inefficiencies created with its claim processing systems.

     The Student Insurance Division reported a 45.7% quarter over quarter increase in earned premium revenue, from $50.6 million in the second quarter of 2003 to $73.7 million in the second quarter of 2004.

     The Company’s Student Insurance Division has completed its 2004-2005 school year sales efforts with respect to which it has imposed significant rate increases. The Company currently anticipates that the impact of such rate increases will not be fully realized until 2005.

     Second quarter 2004 results at the Group Insurance Division were positively impacted by favorable operating results at the Company’s Star HRG Division. Despite quoting premium rate increases on new and renewal accounts, Star HRG reported a 34.4% quarter-over-quarter increase in earned premium revenue, from $29.5 million in the second quarter of 2003 to $39.6 million in the second quarter of 2004.

     As a result of the losses experienced in the second quarter and first six months of 2004 at its Student Insurance Division, the Company currently anticipates that overall results at its Group Insurance Division for the remaining six months ending December 31, 2004 will be near breakeven. The Company currently anticipates that the Group Insurance Division will return to profitability in 2005.

Life Insurance Division

     The Company’s Life Insurance Division reported operating income in the three and six months ended June 30, 2004 of $1.2 million and $2.4 million, respectively, compared to operating losses of $(4.7) million and $(2.9) million, respectively, in the corresponding 2003 periods. The operating loss in the second quarter of 2003 was attributable to a charge associated with the final resolution of litigation arising out of the closedown in 2001 of the Company’s former workers compensation business and costs associated with the closedown of the Company’s College Fund Life Division operations.

     During the second quarter of 2004, the Company’s Life Insurance Division generated submitted annualized premium volume (i.e., the aggregate annualized life premium amount associated with new life insurance applications submitted) in the amount of $13.3 million, representing a significant increase over submitted premium volume generated in the second quarter of 2003.

Other Key Factors

     In the three and six months ended June 30, 2004, the Company’s Other Key Factors segment generated operating income of $2.2 million and $6.6 million, respectively, compared to operating losses of $(2.4) million and $(2.1) million, respectively, in the corresponding periods of 2003.

     The increase in operating income in the Other Key Factors category in the three months ended June 30, 2004 as compared to the corresponding 2003 period was primarily attributable to a $2.0 million increase in investment income on equity, a $3.2 million increase in net realized gains (from $198,000 in the second quarter of 2003 to $3.4 million in the second quarter of 2004) and a reduction in general corporate expenses of $1.3 million. These favorable factors were offset in part by a $2.1 million quarter over quarter increase in the expense related to variable stock-based compensation associated with the various stock accumulation plans established by the Company for the benefit of its independent agents. In connection with these plans, the Company records non-cash variable stock-based compensation expense (or records a benefit) in amounts that depend and fluctuate based upon the market performance of the Company’s common stock.

     The increase in operating income in the Other Key Factors category in the six months ended June 30, 2004 as compared to the corresponding 2003 period was primarily attributable to a $2.4 million increase in investment income on equity, a reduction of general corporate expenses of $2.7 million and a $6.0 million increase in net realized gains (from $(187,000) in net realized losses in the first six months of 2003 to $5.8 million of realized gains in the first six months of 2004). These favorable factors were offset in part by a $3.2 million period-over-period increase (from a benefit of $452,000 in the first six months of 2003 to an expense of $(2.8) million in the first six months of 2004) in the expense related to variable stock-based compensation associated with the various stock accumulation plans established by the Company for the benefit of its independent agents.

Discontinued Operations

     In the three and six months ended June 30, 2004, the Company recorded income from discontinued operations in the amount of $6.5 million, net of tax ($0.13 per diluted share) and $12.2 million, net of tax ($0.25 per diluted share), respectively, compared to losses from discontinued operations in the amount of $(6.5) million, net of tax ($(0.14) per diluted share) and $(5.6) million, net of tax ($(0.12) per diluted share), respectively, recorded in the three and six months ended June 30, 2003. Substantially all of the income from discontinued operations in the three months ended June 30, 2004 was attributable to a favorable resolution of a dispute related to the Company’s former Special Risk Division. Results for the six months ended June 30, 2004 also reflect a pre-tax gain in the amount of $7.7 million generated from the sale of the remaining uninsured student loan assets, which had been retained by the Company at the November 18, 2003 sale of its former Academic Management Services Corp subsidiary and reflected as held-for-sale assets on the Company’s consolidated balance sheet.

     Results of discontinued operations for the quarter and six months ended June 30, 2004 reflect the recording of a loss accrual with respect to multiple lawsuits that have recently been filed arising out of UICI’s announcement in July 2003 of a shortfall in the type and amount of collateral supporting securitized student loan financing facilities of Academic Management Services Corp., which was formerly a wholly-owned subsidiary of UICI until its disposition in November 2003.

CORPORATE PROFILE:

     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Group Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve and markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. In 2002, UICI was added to the Standard & Poor’s Small Cap 600 Index. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

     Certain statements set forth herein or incorporated by reference herein from the Company’s filings that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the Company’s ability to maintain adequate liquidity to satisfy its obligations; changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company’s products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

     The Company’s future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company’s ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company’s ability to predict and control health care costs and claims, as well as the Company’s financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company’s ability to negotiate favorable rates. In addition, the Company faces competitive and regulatory pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company’s ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company’s financial condition or results of operations.

     The Company’s insurance subsidiaries are subject to extensive regulation in their states of domicile and the other states in which they do business under statutes that typically delegate broad regulatory, supervisory and administrative powers to state insurance departments and agencies. State insurance departments have also periodically conducted and continue to conduct financial and market conduct examinations and other inquiries of UICI’s insurance subsidiaries. State insurance regulatory agencies have authority to levy monetary fines and penalties resulting from findings made during the course of such examinations and inquiries. Historically, the Company’s insurance subsidiaries have from time to time been subject to such regulatory fines and penalties. While none of such fines or penalties individually or in the aggregate have to date had a material adverse effect on the results of operations or financial condition of the Company, the Company could be adversely affected by increases in regulatory fines or penalties and/or changes in the scope, nature and/or intensity of regulatory scrutiny and review.

     The Company provides health insurance products to consumers in the self-employed market in 44 states. A substantial portion of such products is issued to members of various independent membership associations that act as the master policyholder for such products. The two principal membership associations in the self-employed market for which the Company underwrites insurance are the National Association for the Self-Employed (“NASE”) and the Alliance for Affordable Services (“AAS”). The associations provide their membership with a number of benefits and products, including health insurance underwritten by the Company. Subject to applicable state law, individuals generally may not obtain insurance under an association’s master policy unless they are also members of the associations. UGA agents and Cornerstone agents also act as field service representatives on behalf of the associations, in which capacity the agents act as enrollers of new members for the associations and provide field support services, for which the agents receive compensation. Specialized Association Services, Inc. (a company controlled by the adult children of the Chairman of the Company) provides administrative and benefit procurement services to the associations. A subsidiary of the Company generates new membership sales prospect leads for both UGA and Cornerstone for use by the enrollers (agents) and provides video and print services to the associations and to Specialized Association Services, Inc. In addition to health insurance premiums derived from the sale of health insurance, the Company receives fee income from the associations, including fees associated with the enrollment of new members, fees for association membership marketing and administrative services and fees for certain association member benefits. The agreements with these associations requiring the associations to continue as the master policyholder and to make the Company’s insurance products available to their respective members are terminable by the Company and the associations upon not less than one year’s advance notice to the other party.

     Articles in the press have been critical of association group coverage. In December 2002, the National Association of Insurance Commissioners (NAIC) convened a special task force to review association group coverage, and the Company is aware that selected states are reviewing the laws and regulations under which association group policies are issued. The Company has also recently been named a party to several lawsuits challenging the nature of the relationship between the Company’s insurance companies and the associations that have endorsed the insurance companies’ health insurance products. While the Company believes it is providing association group coverage in full compliance with applicable law, changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis) could have a material adverse impact on the financial condition, results of operations and/or business of the Company.

UICI press releases and other company information are available at UICI‘s website located at www.uici.net.